                                                                     EXHIBIT 2.2

                                  July 30, 1999

Enron Corp.
1400 Smith Street
Houston, Texas 77002

Dear Sirs:

         Reference is made to the Share Exchange Agreement, dated July 19, 1999, between Enron Corp. and Enron Oil & Gas Company (the "Share Exchange Agreement"). Capitalized terms used, but not defined in this letter agreement, have the respective meanings given them in the Share Exchange Agreement.

         EOG understands that the Convertible Securities that Enron is proposing to issue pursuant to Section 6.2(b) of the Share Exchange Agreement in the Public Offering will be mandatorily convertible into up to 10,000,000 Retained Shares, or, if the underwriters exercise their over-allotment option, up to 11,500,000 Retained Shares. Furthermore, EOG and Enron anticipate that the underwriters' over-allotment option relating to the sale by EOG of shares of EOG Common Stock in the Public Offering is to be satisfied by the sale by Enron of Retained Shares. If both of the over-allotment options referred to above are fully exercised by the respective underwriters, a total of 15,550,000 Retained Shares will be involved (either directly or underlying Convertible Securities) in the Public Offering, which is more than the 10,000,000 Retained Shares contemplated by Section 6.2(b) of the Share Exchange Agreement and which would involve the direct sale of Retained Shares (as opposed to the sale of only Convertible Securities contemplated by Section 6.2(b)). In this connection, EOG hereby consents to the sale of shares of EOG Common Stock pursuant to the aforementioned underwriters over-allotment options in the manner described above and waives the provisions of the first sentence of Section 6.2(b) of the Share Exchange Agreement solely to the extent necessary to permit such sales, provided that the Public Offering meets the provisions of Section 6.2 of the Share Exchange Agreement other than such first sentence of Section 6.2(b). This letter agreement shall constitute an amendment to the Share Exchange Agreement if and to the extent necessary under the terms of the Share Exchange Agreement.

         If the foregoing correctly reflects our understanding, please execute this letter agreement in the space provided below.


                                          Very truly yours,

                                          ENRON OIL & GAS COMPANY


                                          By: /s/ W. C. WILSON
                                              ---------------------------------
                                              Walter C. Wilson
                                              Senior Vice President and
                                                 Chief Financial Officer

Agreed and accepted:

ENRON CORP.


By: /s/ TIMOTHY J. DETMERING
    -------------------------------
    Timothy J. Detmering
    Vice President, Corporate Development